                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (Amendment No.   )

Filed by the Registrant                                         [ ]

Filed by a party other than the Registrant                      [X]

     Check the appropriate box:

       [ ]     Preliminary Proxy Statement

       [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

       [ ]     Definitive Proxy Statement

       [ ]     Definitive Additional Materials

       [X]     Soliciting Material Pursuant to Section 240.14a-12

                         MORTON'S RESTAURANT GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)

                            BFMA HOLDING CORPORATION
                              MARIETTA CORPORATION
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    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

         [X]      No fee required.
         [ ]      Fee computed on table below per Exchange Act
                  Rules 14a-6(i)(4) and 0-11.


(1)      Title of each class of securities to which transaction applies:

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(1)      Aggregate number of securities to which transaction applies:

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(1)      Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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(1)      Proposed maximum aggregate value of transaction:

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                  (5)      Total fee paid:
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         [ ]      Fee paid previously with preliminary materials:
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         [ ]      Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

                  (1)      Amount Previously Paid:

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                  (1)      Form, Schedule or Registration Statement No.:

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                  (1)      Filing Party:

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                  (1)      Date Filed:

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                            SCHEDULE 13D FILING MADE
                           BY BFMA HOLDING CORPORATION
                            AND MARIETTA CORPORATION

         On July 11, 2002, BFMA Holding Corporation ("BFMA") and Marietta Corporation ("Marietta") filed Amendment No. 12 to the statement on
Schedule 13D with respect to its equity ownership in Morton's Restaurant Group, Inc. ("Morton's"). The text of Item 4 discloses the following information:

         On July 11, 2002, BFMA nominated three individuals - Richard A. Bloom, Barry W. Florescue and Charles W. Miersch - for election to the Morton's Board of Directors at its 2002 Annual Meeting of Stockholders. According to the Company's most recent proxy statement, in the event that the Castle Harlan merger is not completed, a 2002 Annual Meeting of Stockholders has been scheduled to be held on August 28, 2002. Since the date of the 2002 Annual Meeting of Stockholders occurs more than thirteen months after the date of the previous year's annual meeting, May 10, 2001, BFMA determined that the re-nomination of director nominees was necessary. BFMA intends to solicit proxies in favor of its nominees to Morton's Board of Directors if the meeting is held.

         On July 11, 2002, BFMA delivered a letter to the Members of the Special Committee of Morton's, attached hereto and incorporated herein in its entirety.

         BFMA plans to solicit proxies in opposition to the proposed Castle Harlan merger transaction. There are currently two offers to acquire Morton's:
(1) the Castle Harlan Offer to acquire Morton's for $16.00 per share in cash and
(2) an offer made by Carl Icahn but not yet approved or rejected by the Morton's Board of Directors to acquire Morton's for $17.00 per share in cash.

                       INFORMATION CONCERNING PARTICIPANTS

         BFMA, Marietta and certain other persons named below may be deemed to be participants in the solicitation of proxies in respect of (1) the opposition to the sale of Morton's to an affiliate of John Castle, a director of Morton's and (2) the election of Richard A. Bloom, Barry W. Florescue and Charles W. Miersch as Directors of Morton's.

NAME                                                 RELATIONSHIP TO BFMA OR MARIETTA

Barry W. Florescue                                   Chief Executive Officer and Director of BFMA and Marietta;
                                                     President of BFMA and nominee for director of Morton's

Richard A. Bloom                                     President and Chief Operating Officer of Marietta and
                                                     Director of BFMA and Marietta and nominee for director of
                                                     Morton's

Philip A. Shager                                     Senior Vice President, Chief Financial Officer and Treasurer
                                                     of BFMA and Marietta

Ronald C. DeMeo                                      Senior Vice President of Sales and Marketing of Marietta

David P. Hempson                                     Senior Vice President of Operations of Marietta

Logan D. Delany, Jr.                                 Director of BFMA and Marietta

Charles W. Miersch                                   Director of BFMA and Marietta and nominee for director of
                                                     Morton's

Ned L. Siegel                                        Director of BFMA and Marietta

Charles I. Weissman                                  Assistant Secretary and Director of BFMA and Marietta

         As of July 11, 2002, BFMA beneficially owns 488,500 shares of common stock of Morton's ("Common Stock"), which represents approximately 11.7% of issued and outstanding Common Stock (based on the number of securities contained in Morton's most recently available filing with the Securities and Exchange Commission). In addition, as of July 11, 2002, Barry Florescue ("Florescue") beneficially owns 517,600 shares of Common Stock, which represents approximately 12.4% percent of issued and outstanding Common Stock (based on the number of securities contained in Morton's most recently available filing with the Securities and Exchange Commission), which includes 488,500 shares of Common Stock for which BFMA has sole voting power and sole dispositive power and an additional 29,100 shares of Common Stock which Florescue Family Corporation ("FFC") has sole voting power and sole dispositive power.

         As of July 11, 2002, Florescue and Ned S. Siegel are deemed to be the joint beneficial owners of 56,300 shares of Common Stock, which represents approximately 1.3% percent of issued and outstanding Common Stock (based on the number of securities contained in Morton's most recently available filing with the Securities and Exchange Commission).

         As of July 11, 2002, Richard A. Bloom beneficially owns 10,000 shares of Common Stock, which represents less then one percent of issued and outstanding Common Stock of Morton's (based on the number of securities contained in Morton's most recently available filing with the Securities and Exchange Commission).

         As of July 11, 2002, Charles W. Miersch beneficially owns 1,000 shares of Common Stock, which represents less then one percent of issued and outstanding Common Stock of the Morton's (based on the number of securities contained in the Morton's most recently available filing with the Securities and Exchange Commission).

         As of July 11, 2002, Marietta does not beneficially own any shares of Common Stock of Morton's.

         No other person listed above (or their associates, other than BFMA) currently directly or indirectly own any securities of Morton's, either beneficially or of record, except indirectly through their ownership of securities of BFMA. BFMA owns 100% of Marietta common stock. Collectively, the directors and executive officers of BFMA beneficially own approximately 83% of the outstanding shares of BFMA common stock.

                              SECURITIES LAW LEGEND

         ON JUNE 19, 2002, BFMA HOLDING CORPORATION AND MARIETTA CORPORATION FILED A DEFINITIVE PROXY STATEMENT CONTAINING INFORMATION ABOUT BFMA AND MARIETTA, BFMA'S AND MARIETTA'S OPPOSITION TO THE SALE OF MORTON'S TO AN AFFILIATE OF JOHN CASTLE, A DIRECTOR OF MORTON'S (THE "CASTLE HARLAN OFFER") AND RELATED MATTERS. BFMA AND MARIETTA INTEND TO SOLICIT PROXIES IN OPPOSITION TO THE CASTLE HARLAN OFFER.

         IN ADDITION, MORTON'S PUBLIC STATEMENTS SUGGESTS THAT IT WILL ONLY HOLD A MEETING TO ELECT DIRECTORS IN THE EVENT THAT THE STOCKHOLDERS REJECT THE CASTLE HARLAN OFFER. NEITHER BFMA NOR MARIETTA IS SOLICITING PROXIES TO ELECT DIRECTORS AT THIS TIME. IN THE EVENT THAT MORTON'S CHOOSES OR IS REQUIRED TO HOLD A MEETING TO ELECT DIRECTORS, BFMA AND MARIETTA ALSO CURRENTLY INTENDS TO SOLICIT PROXIES TO ELECT ITS SLATE OF DIRECTORS. IN THAT EVENT, BFMA AND MARIETTA WILL CAUSE A PROXY STATEMENT AND THE RELATED FORM OF PROXY TO BE MAILED TO YOU.

         YOU SHOULD READ THE PROXY STATEMENT(S) TO OBTAIN INFORMATION ABOUT BFMA, MARIETTA, THEIR RESPECTIVE OFFICERS AND DIRECTORS, INCLUDING RICHARD A. BLOOM, BARRY W. FLORESCUE AND CHARLES W. MIERSCH, MORTON'S AND THE CASTLE HARLAN OFFER. A COPY OF THE PROXY STATEMENT(S) AND OTHER RELATED DOCUMENTS PREPARED BY OR ON BEHALF OF BFMA AND MARIETTA AND FILED WITH THE SEC ARE AVAILABLE FOR FREE, EITHER AT THE WEB SITE OF THE SEC ( OR FROM BFMA BY WRITING TO: BFMA HOLDING CORPORATION, 50 EAST SAMPLE ROAD, SUITE 400, POMPANO BEACH, FL 33064, ATTENTION:
SECRETARY.

===============================================================================
                            BFMA HOLDING CORPORATION
===============================================================================
................................................................................


July 11, 2002

VIA FACSIMILE AND OVERNIGHT COURIER

Members of the Special Committee of
  Morton's Restaurant Group, Inc.
         Lee M. Cohn (Chairman)
         Alan A. Teran
         Robert L. Barney
c/o Morton's Restaurant Group, Inc.
3333 New Hyde Park Road
New Hyde Park, NY 11042

Gentlemen:

         I have watched the proceedings of the special committee over the past month and a half and I am writing to you to express my profound disappointment in your actions. As you know, I have written several letters setting forth my concerns about the manner in which the senior management, the directors and the special committee of the Board of Directors of Morton's have conducted themselves over the past 17 months.

         I am absolutely disgusted by your rejection of Carl Icahn's $17.00 per share offer which is substantially superior to Castle Harlan's $16.00 price, even with its condition that the company waive its "poison pill" rights agreement provisions. These provisions were originally designed to protect a company's shareholders from unwanted offers but are now being used against them in order, in my opinion, to help you deliver Morton's to your colleagues Allen Bernstein and John Castle. I am incensed that the company would state that it is prohibited from waiving its "poison pill" under its merger agreement with Castle Harlan. As you should be well aware, a company cannot, under current Delaware law, contractually prevent itself from exercising its right to waive this type of plan. Therefore, we question whether the special committee, in negotiating away this right, breached its fiduciary duties to the shareholders of Morton's under Delaware law. BFMA has alleged this very thing in its pending lawsuit against you. In the interest of all the company's shareholders, I demand that the special committee declare Mr. Icahn's latest $17.00 offer as a "superior proposal".

         I further demand that the special committee insist, if Castle Harlan wants to remain as the high bidder, that it top the Icahn offer by a material amount, rather than simply match the offer and waive certain closing conditions. If the special committee feels that these customary conditions to closing a transaction are important enough to differentiate one offer from another, then it appears to me that you must have real concerns about Castle Harlan's ability to close the deal.

         The timing of your responses and Castle Harlan's responses to Mr. Icahn's offers lead me to believe that the special committee has neither acted fairly nor properly in this process. It appears more clearly to me today, after watching your recent antics, you have failed to act in a manner that represents the best interests of the company's shareholders.

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          50 East Sample Road, Suite 400, Pompano Beach, Florida 33064

Members of the Special Committee of
 Morton's Restaurant Group, Inc.
July 11, 2002
Page 2


         I believe that this special committee should actively take certain steps to keep the auction process as open and fair as possible in order to maximize value for the company's shareholders. The first step would be to waive the company's "poison pill" rights plan and the application of Section 203 of the Delaware Business Corporation Law during the pendency of the sale process. This step would allow large shareholders to meet with each other without risk of causing the "poison pill" contained in the rights plan to be exercised or other adverse effects to impact a potential acquiror. There are no defendable reasons to maintain these "poison pill" provisions in light of your decision to sell the company. In fact, maintaining the "poison pill" chills the process and potentially precludes the company's shareholders' ability to get the best deal.

         The second step would be to delay the company's special meeting from July 23, 2002 until the scheduled date of the annual meeting, August 28, 2002. This step would allow more time for the current bidders to continue to increase their offers and for other bidders to enter the process to make offers.

         The third step would be to publicly release detailed second quarter financial information sufficiently prior to any vote by the shareholders on an offer and to give the shareholders (and any potentially interested parties) a chance to adequately review this information. We note that Castle Harlan, through John Castle, already has access to this information. We further note that many of Morton's competitors have demonstrated dramatic recent financial improvement in these past few months. As a substantial shareholder, I want to know how the company has performed during this most recent period. It has been more than three months since you agreed to the $12.60 price from Castle Harlan and four months since we have seen any updates on the company performance. Need I remind you that you negotiated this sale price at the worst possible time in the company's history?

         These actions are necessary in light of my belief that, to date, this special committee has not performed its job in a capable manner. In your recommendation of the Castle Harlan transaction, the proxy statement extols "the fact that the Special Committee was able to negotiate the purchase price up to $12.60 per share from an initial offer price of $12.00 per share." You attempt to portray in your proxy statement that the special committee really worked hard for that 2% increase. Yet, as soon as the special committee (reluctantly, I believe) let Carl Icahn into the process to bid $13.50 per share, Castle Harlan immediately matched Mr. Icahn's offer (a $0.90 increase above the value the special committee worked so hard to secure with Castle Harlan). Further, Castle Harlan matched Mr. Icahn's $15.00 offer just five business days after it was deemed to be a "superior offer" and took less than two hours to match Mr. Icahn's $16.00 offer. It certainly appears that Mr. Icahn's interest in acquiring the company has done what the special committee was unable or unwilling to do. According to your own proxy statement, it took the special committee two months to negotiate a $0.60 per share increase in the per share purchase price. Suddenly, thanks to Carl Icahn's interest in acquiring the company, Castle Harlan has found an additional $3.40 per share, representing a 27% increase in their offer price. The shareholders are fortunate that Mr. Icahn has the sophistication to see the true value of this opportunity and the company and the resources and inclination to pursue this transaction and that Mr. Icahn is not as easily intimidated by your actions as some of the other interested parties appear to have been.

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          50 East Sample Road, Suite 400, Pompano Beach, Florida 33064

Members of the Special Committee of
 Morton's Restaurant Group, Inc.
July 11, 2002
Page 3



         YOUR RECENT PUBLIC STATEMENTS REGARDING THE COMPANY'S POOR FINANCIAL PERFORMANCE, YOUR WARNINGS ABOUT A POTENTIAL DELISTING OF THE COMPANY'S SHARES AND YOUR EXPRESSIONS OF CONCERN REGARDING THE LIMITATION ON THE COMPANY'S GROWTH DUE TO ITS FINANCING TERMS ARE TROUBLING TO ME, TO SAY THE LEAST. HOW CAN THESE STATEMENTS BE JUSTIFIED IN THE FACE OF CASTLE HARLAN'S SUBSTANTIAL INCREASES IN ITS OFFER PRICE? WE BELIEVE THAT THE SHAREHOLDERS DESERVE AN EXPLANATION OF THIS INCONSISTENCY.

         Despite the fortuitous recent increase in Castle Harlan's offer price, I continue to believe it significantly undervalues the company. Considering the improved restaurant operating environment and Morton's likely improved balance sheet and cash flow, I AM SURE THE SHAREHOLDERS WOULD BENEFIT FROM SEEING THE COMPANY'S MOST RECENT FINANCIAL RESULTS.

         This is only my opinion, but perhaps if the special committee were focused on doing its job properly instead of trying to do everything possible to gift-wrap the company for Castle Harlan, the special committee would have been more open to third-party bidders earlier in the process and negotiated a price that reflects the true value of the company. Every increase by Castle Harlan makes the special committee appear to be more and more foolish and simply a puppet of John Castle and allowing Castle Harlan simply to match the economic terms of the Icahn offers only makes this look worse. In my view, the rejection of Carl Icahn's $17.00 offer is a breach of the special committee's fiduciary duties to the shareholders.

         Unfortunately, I do not believe that you will undertake any of these steps on your own so, through our proxy solicitation process, we are encouraging the company's other shareholders to (i) vote "NO" on any Castle Harlan offer regardless of when the special meeting is held or at any price because we believe that the process was rigged and tainted (although Mr. Icahn is now interested in acquiring the company, it does not mean that there were no other interested parties willing to pay more, given the opportunity), (ii) elect three new directors at the company's upcoming annual meeting, (iii) demand the reconstitution of the special committee and (iv) re-auction the company in a fair and proper manner - the way it should have been done a year ago. I sincerely hope that you will listen to these shareholders when they communicate with you.

         I am stunned at your apparent blatant disregard for the shareholders' best interests given the recent number of well-publicized cases of directors being held personally liable and accountable for breaching their duties and failing shareholders and the current environment of the SEC regarding actions of chief executives and financial officers and their crony boards. I look forward to your response.

Sincerely,

/s/ Barry W. Florescue

Barry W. Florescue
Chairman and CEO


cc:  The Board of Directors
        of Morton's Restaurant Group, Inc.

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          50 East Sample Road, Suite 400, Pompano Beach, Florida 33064